EXHIBIT 99.5

CONSENT TO BE NAMED AS A DIRECTOR

In accordance with Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a person who is anticipated to become a director of Mifflinburg Bancorp, Inc. ("Mifflinburg") following the consummation of the merger of Northumberland Bancorp ("Northumberland") with and into Mifflinburg in accordance with the Agreement and Plan of Merger, dated as of September 24, 2024, as amended, between Mifflinburg and Northumberland as described in the joint proxy statement/prospectus, which forms a part of the Registration Statement on Form S-4 of Mifflinburg and any amendment or supplement thereto (the "Registration Statement"), and to the filing of this consent as an exhibit to the Registration Statement.

Date:	January 8, 2025

By:	/s/ J. Donald Steele, Jr.
J Donald Steele, Jr.